Exhibit 23.2







                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Form 8-K of our report dated August 31, 1995 (except with respect to the matters discussed in Note 12, as to which the date is January 19,
1996), on the WellTech, Inc. consolidated financial statements as of December 31, 1994 and 1993 and for the three years in the period ended December 31, 1994 included in Key Energy Group, Inc.'s Form S-4 registration statement (Registration No. 333-369). It should be noted that we have not audited any financial statements of WellTech, Inc. subsequent to December 31, 1994 or performed any audit procedures subsequent to the date of our report.


                                            /s/ Arthur Andersen LLP
                                            ARTHUR ANDERSEN LLP


Houston, Texas
March 26, 1996